Exhibit (a)(1)(R)

MSC Acquisition Corp.,

an indirect wholly owned subsidiary of
Jones Apparel Group, Inc.

HAS INCREASED THE PRICE OF ITS OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Class A Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Maxwell Shoe Company Inc.
to
$23.25 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 6, 2004, UNLESS THE OFFER IS EXTENDED.

June 21, 2004

To	Brokers, Dealers, Banks, Trust Companies and other Nominees:

      We have been engaged by MSC Acquisition Corp., a New York corporation (“Purchaser”) and an indirect wholly owned subsidiary of Jones Apparel Group, Inc., a Pennsylvania corporation (“Jones”), and Jones to act as Dealer Manager in connection with Purchaser’s offer to purchase (1) all issued and outstanding shares of Class A Common Stock, par value $.01 per share (the “Shares”), of Maxwell Shoe Company Inc., a Delaware corporation (“Maxwell”) and (2) unless and until validly redeemed by Maxwell’s Board of Directors, the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Maxwell (the “Rights”) issued pursuant to the Rights Agreement, dated as of November 2, 1998 (as amended from time to time, the “Rights Agreement”), by and between Maxwell and EquiServe Trust Company, N.A., as Rights Agent, at a price of $23.25 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated March 23, 2004 (as amended and supplemented, the “Offer to Purchase”), the Supplement thereto dated May 26, 2004 (the “First Supplement”), the Second Supplement dated June 21, 2004 (the “Second Supplement”) and in the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). Unless the context otherwise requires, all references herein to “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

      Unless the Rights are redeemed prior to the Expiration Date (as defined in “THE OFFER — Section 1” of the Offer to Purchase), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in “THE OFFER — Section 11” of the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in “INTRODUCTION” of the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in “INTRODUCTION” of the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in “THE OFFER — Section 2” of the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure discussed in “THE OFFER — Section 3” of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of

Shares tendered pursuant to the Offer within a period ending on the later of (1) three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

      If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder’s Share Certificates (as defined in “INTRODUCTION” of the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, without limitation, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in “THE OFFER — Section 3” of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in “THE OFFER — Section 2” of the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

      Except as otherwise set forth in the Second Supplement, the terms and conditions previously set forth in the Offer to Purchase and the First Supplement remain applicable in all respects to the Offer, and the Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement.

      The Offer, as amended, is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Jones and Purchaser, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis.

      Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares and Rights registered in your name or in the name of your nominee.

      Enclosed herewith are copies of the following documents:

1. Second Supplement dated June 21, 2004 to the Offer to Purchase;

2. Revised (green) Letter of Transmittal to be used by stockholders of Maxwell in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares and Rights);

3. Letter to Stockholders of Maxwell from the Chairman and Chief Executive Officer of Maxwell accompanied by Amendment No. 15 to Maxwell’s Solicitation/Recommendation on Schedule 14D-9 and Maxwell’s Information Statement pursuant to Section 14(f) of the Securities and Exchange Act of 1934 and Rule 14f-1 thereunder;

4. A printed form of a revised letter that may be sent to your clients for whose account you hold Shares and Rights in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

5. Revised (pink) Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates, or, if applicable, Rights Certificates are not immediately available (including, without limitation, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or if the procedures for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach the Depositary by the Expiration Date;

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the Letter of Transmittal; and

7. Return envelope addressed to The Bank of New York, as Depositary.

      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 6, 2004, UNLESS THE OFFER IS EXTENDED.

      TENDERING STOCKHOLDERS MAY USE EITHER THE (BLUE) OR (GREY) LETTERS OF TRANSMITTAL AND THE (GREEN) OR (YELLOW) NOTICES OF GUARANTEED DELIVERY PREVIOUSLY DISTRIBUTED.

      STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED (BLUE) OR (GREY) LETTERS OF TRANSMITTAL OR (GREEN) OR (YELLOW) NOTICES OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $23.25 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

      The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 18, 2004 (the “Merger Agreement”), among Jones, Purchaser and Maxwell pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Maxwell, with Maxwell surviving the merger as a subsidiary of Jones (the “Merger”).

      The Board of Directors of Maxwell has unanimously (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) determined that the terms of the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Maxwell’s stockholders and (3) recommended that Maxwell’s stockholders accept the Offer and tender their Shares pursuant to the Offer and (if required by applicable Delaware law) approve the Merger Agreement.

      In all cases, payment for Shares and Rights accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates and, if applicable, the Rights Certificates, or a timely Book-Entry Confirmation of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary’s account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in “THE OFFER — Section 3” of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in “THE OFFER — Section 2” of the Offer to Purchase) in connection with a book-entry transfer effected pursuant to the procedure set forth in “THE OFFER — Section 3” of the Offer to Purchase, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Rights Certificates or Book-Entry Confirmations with respect to Shares or, if applicable, Rights, are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

      Neither Purchaser nor Jones will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

      Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      If holders of Shares and Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in “THE OFFER — Section 3” of the Offer to Purchase.

      Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Second Supplement.

Very truly yours,

Bear, Stearns & Co. Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, JONES, MAXWELL, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.